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                                                                     EXHIBIT 5.1



                                October 30, 1996



Exide Electronics Group, Inc.


8609 Six Forks Road


Raleigh, North Carolina 27615



Ladies and Gentlemen:



     This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 125,000 Warrants (the "Warrants") each to purchase 5.15 shares (the "Warrant Shares") of common stock, $.01 par value per share, of Exide Electronics Group, Inc., a Delaware corporation (the "Company"), and 643,750 Warrant Shares issuable upon exercise of the Warrants.



     In connection with rendering this opinion, we have examined the Articles of Incorporation and Bylaws of the Company, each as amended to date; originals or copies, certified or otherwise authenticated to our satisfaction, of the Warrants, the Warrant Shares and the warrant agreement (the "Warrant Agreement") between the Company and a warrant agent pursuant to which the Warrants were issued; such records of the corporate proceedings of the Company as we determine material; and such other certificates, receipts, records and documents as we consider necessary for the purposes of this opinion. In rendering this opinion, we have relied on representations of officers of the Company.



     We are attorneys admitted to practice in the State of North Carolina. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the State of North Carolina and the Delaware General Corporation Law, as they exist under current statutes and jurisprudence.



     Based upon the foregoing, we are of the opinion that the Warrants have been duly authorized and validly issued by the Company and are legally valid and binding obligations of the Company. We also are of the opinion that when the Warrant Shares are issued and paid for in accordance with the terms of the Warrants and Warrant Agreement, the Warrant Shares will be legally issued, fully paid and nonassessable.



     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.



     We hereby consent to the inclusion of this opinion in the Registration Statement on Form S-3 (Registration No. 333-07891) of the Company and the reference to our firm included in such Registration Statement.



                                        Very truly yours,



                                        /s/ SMITH HELMS MULLISS & MOORE, L.L.P.